Highwater Ethanol, LLC

December 2015
Volume 6, Issue 3

Highwater Ethanol, LLC

Contact Information:

24500 US HWY 14
PO BOX 96
Lamberton, MN
56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

E-MAIL:
info@highwaterethanol.com

www.highwaterethanol.com

Investor Update

Highwater Ethanol Highlights...

A message from the Highwater Ethanol, LLC CEO/GM Brian Kletscher

As I write this for our Fall/Winter newsletter we are have completed our 6th year of operations at Highwater Ethanol, LLC. The ethanol/biofuels industry continues to progress in providing clean renewable fuel in the United States and worldwide. We have just completed the 2015 fiscal year. The progress made during the fiscal year has been exceptional, profits came in slightly above our budget. These profits have allowed Highwater Ethanol the opportunity to achieve goals that were set, to have a positive net income, continue to reduce debt and position Highwater Ethanol for the future.

Highwater Ethanol, LLC 2015 fiscal year ended on October 31, 2015. We ground approximately 20.781 million bu of corn while producing approximately 59.471 million gallons of denatured ethanol for the 12 months ended October 31, 2015. We have also produced approximately 140,133 tons of DDGS and approximately 32,815 tons of Modified DGS.
Comparison of Highwater Ethanol guarantee for operations and how we are operating: From an efficiencies standpoint, it breaks down as follows:

	Current Operations	Guarantee
Denatured ethanol per bushels	2.862	2.8
Electricity Kw hours used per gallon	.70	.75
Natural Gas BTU used per gallon	24,890 btu	34,000 btu
Gallon of water used per gallon produced projected 3 – 4	2.10	no guarantee

We believe these numbers will continue to remain relatively stable as we have seen very little change over the past few years. The quality of corn from this past harvest in 2015 appears to be better than last year, we believe our plant efficiencies have the potential to improve in fiscal year 2016. Highwater Ethanol takes pride in the efficient production and the team we have in place to run your facility. We will continue to push on our efficiencies, being efficient we believe will increase our potential for a successful 2016. Your excellent employees have allowed your facility to become one of the most efficient facilities in the ethanol industry. We believe that these efficiencies will continue provide future benefits for our investors owners.

At the nine months July 31, 2015, Highwater Ethanol showed a net income of approximately $4.215 million. We are unable to report our 2015 Fiscal year end numbers until our SEC 10K filing in January 2016.

HIGHWATER ETHANOL, LLC

Debt reduction for the fiscal year 2015 totaled approximately $4.857 million. We continue to work with AgStar Financial Service to reduce our long term debt, this continues to remain a high priority for Highwater Ethanol. Our current long term debt with AgStar is approximately $21.315 million, we continue to make strides in debt reduction, while maintaining your plant to continue to operate at our best efficiencies.

We are currently projecting net income for the year. With that said, Highwater Ethanol's focus remains on debt reduction. This is the direction of the Highwater Ethanol Board of Governors and Highwater Ethanol Management. We believe this focus will allow Highwater Ethanol to remain competitive for years to come. In addition, Highwater Ethanol Board of Governors has declared a distribution of $400.00 per/unit, for a total distribution of $1,974,400. This is expected to be paid prior to December 31, 2015. The distribution will be made to holders of record as of the record date of November 18, 2015.

The ethanol plant this summer you have seen construction taking place. This includes the installation of a water pipeline to create a new water source from a rock quarry. We currently utilize approximately 120 million gallons of water per year {mgpy}. Our main water sources are currently two production wells, one located in Highwater Township, Cottonwood County, and the other is in Lamberton Township, Redwood County. These water sources continue to perform well. We also capture water from storm/snow melt run off and tile line water. In our original plan prior to Highwater Ethanol being built, we had always identified that we desired three water sources. The construction of the quarry water pipeline is our next step in fulfilling this water plan. Highwater Ethanol has reviewed the cost analysis of this project and has found it to be cost effective. During our review process, we reviewed the cost of installing the pipeline, cost of operating the pipeline, cost of treating the water and other related items. Likewise, the current water treatment operations were reviewed to ensure the appropriate operational steps are utilized, which ensure maximum efficiency. With the total review, we found it feasible to move forward with the construction of the quarry water pipeline. This project was completed in November 2015. We were able to run the quarry water for a few weeks, the results look very positive. This project was a cooperative effort by Southern MN Construction and Highwater Ethanol, this cooperative effort improved the efforts by both companies to be environmentally friendly by using surface water in our operations.

We also started construction on a 600,000 Bu Grain bin in September, we plan to have this completed by March/April 2016. This will double our storage capacity at Highwater.

Other construction included a cooperative effort as Redwood Electric Coop developed a 134kw community solar array at the Highwater Ethanol site, near the sub-station located on Highwater property. Redwood Electric Cooperative's 134kw community solar array is nearing the end of construction. Once completed Redwood Electric members will be able to participate in the project and get kWh credits on their electric bills.

Industry Information: As I have stated in prior newsletters the ethanol industry is a maturing industry and will continue to have its growing pains. We at Highwater Ethanol, LLC are doing our best for you to ensure that we are ready for the future. The Federal Government and export markets are just a few things that will continue to influence the ethanol industry.

Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with MN Bio Fuels Association to promote ethanol use and we are working to finally move E15 forward in the State of Minnesota. The USDA granted $8 million to the State of Minnesota, with matching funds from Minnesota BioFuels Association, MN Corn Growers, MN Lung Association and Minnesota Department of Ag, for a total of approximately $14 million. This money will be utilized to increase ethanol usage in the State of Minnesota by retrofitting current fueling stations with E15 pumps and blend pumps. As owners in the ethanol industry each member should be doing their part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. Both of these entities do a great job in representing the ethanol industry at the Federal level.

HIGHWATER ETHANOL, LLC

Highwater Ethanol, LLC 2016 Annual Meeting
March 10, 2016 9:30 a.m.
Preliminary agenda

1. Welcome & Call to Order: David Moldan, Chairman and Brian Kletscher, CEO
2. Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: Warren Pankonin, Secretary
3. Proposals: Mandy Hughes, Brown/Winick
   Proposal #1: Election of three governors. Standing for election are incumbent governors Ron Jorgenson, Russ Derickson, Mike Landuyt.
   Proposal #2: Advisory Approval of Executive Compensation of the Company ("Say on Pay").
4. Voting on Proposals: David Moldan, Chairman
5. Report by Chairman: David Moldan
6. Presentation of Financial Statements: Luke Schneider, CFO
7. Overview of Operations: Brian Kletscher, CEO
8. Election Results
9. Question and Answer

Nominations

Nominees for elected Governors must be named by: a) the current Governors; b) a Nominating Committee established by the Governors; or c) through nomination by a Member entitled to vote in the election of Governors. The Company has established a Nominating Committee, which operates under a charter adopted by the Board of Governors in November 2009. Pursuant to the Nominating Committee's charter, the Nominating Committee's role is to recommend candidates for election to the Company's Board of Governors.

Members are entitled to nominate persons to be elected Governors of the Company. Section 5.3(b) of the Company's Member Control Agreement requires written notice of a member's intent to nominate an individual for governor must be given not less than 45 calendar days nor more than 90 calendar days prior to the 2016 Annual Meeting. The 2016 Annual Meeting will be held on March 10, 2016, the members must submit nominations for governor no earlier than December 11, 2015 and no later than January 25, 2016. These are the dates the Company will therefore use in determining whether nominations by Members were timely made.

Any notice submitted to the Secretary by a Member nominating a person as an elected Governor must include the following:

1) the name and address of record of the Member who intends to make the nomination;

2) a representation that the Member is a holder of record of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

3) the name, age, business and residence addresses, and principal occupation or employment of each nominee;

4) a description of all arrangements or understandings between the Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Members;

5) such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

6) the consent of each nominee to serve as a Governor of the Company if so elected.

Member Proposals

In addition to nominating elected Governors, Members may also submit proposals for a vote of the full membership at the 2016 Annual Meeting of Members. The deadline disclosed in last year's proxy statement for Member proposals to be considered for inclusion in the proxy statement was October 13, 2015, and this is the date the Company will use in determining whether proposals by Members are timely submitted.

The deadline disclosed in last year's proxy statement for Members who intend to present a proposal at the 2016 Annual Meeting of Members without including such proposal in the Company's proxy statement was December 28, 2015, and this is the date the Company will use in determining whether notice of this type of Member proposal has been timely received. For any Member proposal, the Member will be required to appear personally at the meeting to present the Member's proposal. The Company will be permitted to exclude the proposal from its proxy materials in certain circumstances.

Continued from Page 2

Our Mission Statement: To successfully build and operate an ethanol facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. Every time your Board of Governors meets this is in front of them and remains a focus of your management team. We will do our BEST to make you, our member owners, proud of Highwater Ethanol, LLC.
Highwater Ethanol web site: Take a look at the web site and make it your "go to" place to catch the markets or information on Highwater Ethanol.

Our management team consists of ; Luke Schneider, CFO, Greg Bergeron, Plant Manager, Tom Streifel, Risk/Commodity Manager, Chad Altermatt, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, Lab Manager, Shane Rasset, EHS Manager. We have positioned our team to be successful in the ethanol industry.

From our Board of Governors and the employees at Highwater Ethanol, LLC we wish everyone a safe, blessed and Happy Holiday season!

We will take care of the present as we focus on the FUTURE!

Brian Kletscher, CEO
Highwater Ethanol, LLC



The Financial Insights with CFO, Luke Schneider



Welcome to Fiscal Year 2016! Highwater's Fiscal Year 2015 came to a close on October 31st. The process of completing the year-end Form K-1 is well underway and we expect to have the Form 10-K filed by the end of January.

Fiscal Year 2015 was another good year for Highwater. Positive crush margins were seen throughout much of the year. These margins allowed us to move forward on a couple major projects while continuing to push forward on an accelerated debt reduction. The Highwater Board also was able to declare a cash distribution.

Let's first discuss the projects that happened during 2015. Highwater installed a water pipeline that will utilize water that was previously being discharged by the SMC quarry. We anticipate that the benefits of the improved water quality will have a substantial cost reducing effect on Highwater financials moving forward. Highwater also began the build of a grain bin at the end of the fiscal year. This will allow Highwater to approximately double our current corn storage capacity. We believe this will also have positive financial impacts as well as providing additional storage when corn supply may be tight in our area.

I am pleased to announce that the Board approved a cash distribution at our last Board meeting. The cash distribution approved was for $400 per membership unit. We again want to thank you, our members, for your continued support and look forward to continued success in years to come.

Please keep an eye out for a few items from Highwater during the next few months. Our above mentioned year-end filing, the Form 10-K, will be filed and made available online during the end of January. The Form 10-K will also be mailed in our packet prior to the March Annual Meeting. On the tax side, the 2015 Highwater K-1s are planned for delivery in the first half of February.

Since our year-end financials aren't available yet, I have included again the breakdown of Statement of Operations for both the 3rd Quarter individually and in total for the nine month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

Statement of Operations

	Three Months Ended July 31, 2015 (Unaudited)	Nine Months Ended July 31, 2015 (Unaudited)
Revenues	$ 28,641,415	$ 84,547,370
Cost of Goods Sold	25,857,236	78,226,325
Gross Profit	2,784,179	6,321,045
Operating Expenses	528,875	1,855,268
Operating Profit	2,255,304	4,465,777
Other Income (Expense)	85,732	(249,805)
Net Income	$ 2,341,036	$ 4,215,972
Weighted Average Units Outstanding	4,953	4,953
Net Income (Loss) Per Unit	$ 472.65	$ 851.20

Here's to a Great Fiscal Year 2016!!

Luke Schneider

HIGHWATER ETHANOL, LLC



Commodity Talk with Tom Streifel

Our last letter was written in June and it stated at that time the local corn crop looked good. Mother Nature continued that trend all summer and the region pulled off record yields. Quality of the corn was excellent, which we are seeing in higher ethanol and corn oil yields per bushel of corn. The US and world corn supply and demand situation is similar to last year, so one might conclude the corn market will be in for a repeat performance or basically a slow sideways grind until some new event upsets the balance.

If you had driven by the Meadowland Coop convenience center this past summer, you would have noticed they were selling E85 for roughly a dollar per gallon less than gasoline. This encouraged those that had flex fuel vehicles to buy the ethanol blends. But, at present the consumer has more of a challenge with gasoline near $2.00 and E85 at $1.60. Some will debate the usual gas mileage issue and some may elect to forego the ethanol blends and fill their vehicle with the US standard gasoline or E10. In doing so, hopefully they understand they are not helping out the US corn producer. There remains a lot of confusion regarding what to expect from gas mileage from the various ethanol blends.

Big oil companies will slant the data to argue using less ethanol and more of their product. Here is some data that may help with the decision. First, understand that gas mileage is a function of the energy in the fuel, i.e. the BTU per gallon. Your choices at the pump; E10 blended gasoline has 111,836 BTU per gallon. Straight ethanol is 76,100 BTU per gallon, but you can't buy pure ethanol rather the minimum blend is E85, which is 81,785 BTU per gallon. Many consumers are unaware of this trivia, but E85 winter blend is actually E70. From October 15 to May 15 in our region, the maximum amount of ethanol is 70%. So, the winter blend "E85" has 30% gasoline thus the BTU per gallon averages 87,470 BTU or 22% less than E10. So, in a simple world, flex fuel vehicles would get 22% less mileage. So, the current price structure of $1.60 E85 and $2.00 for gasoline is competitively priced. Hence, now you have the choice of supporting the US farmer.

But, another major factor in gasoline mileage is the type of engine in the vehicle and your driving habits. Most vehicles have more engine than what their routine work load would command. For example, my Silverado at 55 MPH would have 4 cylinders idle as that work load only requires that engine capacity. My observed gas mileage under those circumstances would be approximately 4-5% less with E85 than E10. However, if I drive 80 MPH (now legal in SD) and happen to be pushing a headwind or pulling a trailer, then all 8 cylinders are fully engaged. In that circumstance, my mileage would be 20-25% less.

Thanks to all the gas stations that have blender pumps and sell ethanol blends at the proper prices.

Happy Holidays.

Tom Streifel

The information presented above is the personal view of the Commodity Manager and does not necessarily reflect the view of the industry.

Pictures from the Water Line Project


Quarry Pump Station


Equalization Tanks


Onsite holding pond
for quarry water

Grain Bin Construction







HIGHWATER ETHANOL, LLC

Press Release: November 3, 2015

Redwood Electric Cooperative
60 Pine St.
Clements, MN 56224
(507) 692-2214

Local Legislators Tour Redwood Electric Community Solar Array

State Senator Gray Dahms and Representative Paul Torkelson toured the Redwood Electric Cooperative Community Solar array on a beautiful November day. The visit was part of a solar tour the legislators were doing of projects in Redwood County. Senator Dahms and Representative Torkelson had an opportunity to inspect the array and ask plenty of questions. "The project is a great example of what community solar can be" explained Jim Haler, Redwood Electric.   "We have a 'Made in Minnesota' array from tenKsolar in Minneapolis, installation from Sleepy Eye's Zinniel Electric and a host site with our local ethanol producer Highwater Ethanol. All brought together by Redwood Electric a member owned rural electric cooperative." Placement of the array at Highwater Ethanol is an important part of the success of the project. An area with southern exposure, next to a Redwood Electric substation with available space for the array was ideal. "Highwater is excited to be hosting the array" commented Brian Kletscher Highwater CEO, " Renewable fuel and electricity are both being created at the same location."

Redwood Electric Cooperative's 134kw community solar array is nearing the end of construction. Once completed Redwood Electric members will be able to participate in the project and get kWh credits on their electric bills



Senator Gary Dahms and Representative Paul Torkelson tour the Redwood Electric Cooperative Community Solar Array. Pictured from left to right: Luke Schneider-Highwater Ethanol, Julie Rath-Redwood Area Development Corporation, Senator Gary Dahms, Representative Paul Torkelson, Brian Kletscher-Highwater Ethanol, Chad Nelsen-Redwood Electric and Tim Zinniel- Zinniel Electric.



Redwood Electric Cooperative's 134kw community solar array near Lamberton. Visible in the background is Highwater Ethanol.